Exhibit h.2.j

Execution Copy

Amendment

To

Sub-Transfer Agency And Shareholder Services Agreement

This Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated as of January 1, 2018 ("Amendment"), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. ("BNYM"), Virtus Fund Services, LLC ("Company") and each of the "Funds", which is hereby defined to mean each of the Investment Companies and each Portfolio of each such Investment Company listed on Schedule B to the Current Agreement (as defined below).

Background

BNYM, certain of the Funds and VP Distributors, Inc., as transfer agent to the Funds, entered into the Sub-Transfer Agency And Shareholder Services Agreement as of April 15, 2011 ("Original Agreement"). VP Distributors, LLC, the surviving entity in a merger with VP Distributors, Inc. that was effective September 22, 2011, transferred all rights and obligations as transfer agent of the Funds under the Original Agreement to the Company pursuant to an Assignment and Assumption Agreement, effective as of January 1, 2013, among VP Distributors, LLC, the Company, certain of the Funds and BNYM (the Original Agreement as so assigned and amended being the "Assigned Agreement").

BNYM, the Company and the Funds subsequently entered into amendments to the Assigned Agreement, dated as of March 21, 2014, June 1, 2014, August 19, 2014, November 12, 2014, March 24, 2015, May 28, 2015, September 1, 2015, December 10, 2015, July 27, 2016, February 1, 2017 and September 18, 2017 (the Assigned Agreement as so amended being the "Current Agreement").

Pursuant to the Amendment to this Agreement dated June 1, 2014, this Agreement was extended until June 1, 2017. Pursuant to the Amendment dated February 1, 2017, this Agreement was further extended until August 31, 2017.  Pursuant to the Amendment dated September 18, 2017, this Agreement was further extended until December 31, 2017. BNYM, the Funds and the Company wish to amend the Current Agreement as set forth in this Amendment No. 5 to further extend the term and to update certain provisions of the Current Agreement.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.          Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)         Section 3(f) is deleted in its entirety and replaced with the following:

(f)           Personnel.  BNYM will use commercially reasonable efforts to maintain the stability and continuity of BNYM's performance of the services to the Company and the Fund. As such, BNYM will maintain a primary U.S. based contact knowledgeable of Virtus’ business that will support and oversee the various transfer agent services defined within the Agreement.

(b)         Section 3(g) is deleted in its entirety and replaced with the following:

(g)           Technology Services.

(1)       BNYM will provide the Technology Services (as defined below) to the Investment Companies and Funds considered collectively as whole ("Virtus Group") for the Technology Hours (as defined below) utilizing the Technology Resources (as defined below), and will assign a manager to supervise the Technology Resources when performing the Technology Services. For purposes of the foregoing:

Execution Copy

(i)      "Technology Services" means: all functions, tasks or services specifically designated in this Agreement for performance by the Technology Resources; all design, coding, development, testing and implementation activities associated with the BNYM System for mutually agreed-upon enhancements to the BNYM System; all updates and upgrades of the BNYM System attributable to requirements unique to the Virtus Group; all routine updates and upgrades to the BNYM System accelerated at the request of the Virtus Group; all technology activities associated with conversions and deconversions, fund events, reporting, file transfers to third parties, requests for books and records of the Virtus Group, and the voice response system; and all other technology-related services or activities that BNYM reasonably determines appropriate for the performance of the services in accordance with the Agreement. For the avoidance of doubt, “Technology Services” does not mean anything that does not relate specifically to the Virtus Group.

(ii)     "Technology Hours" means 125 hours each calendar month allocated as evenly as practicable over each of the Business Days occurring during the particular calendar month.

(iii)    "Technology Resources" means the computer programmers, analysts, testers and computer system subject matter experts determined to be appropriate from time to time by BNYM for performance of particular Technology Services, up to a maximum of 2 individuals at any one time.

(2)           BNYM shall allocate the Technology Hours to be worked by computer programmers, analysts, testers and computer system subject matter experts on particular Technology Services, and shall allocate Technology Hours to particular Technology Services, in a manner that BNYM, acting in a commercially reasonable manner upon reasonable consultation with the Virtus Group, determines to be an effective allocation for performing all Technology Services in accordance with the priorities and timeframes that are mutually agreed to by BNYM and the Virtus Group ("Technology Allocations").

(3)           In the event the Virtus Group requests in writing that BNYM provide Technology Services in excess of the Technology Allocation and the request cannot be fulfilled by revising the Technology Allocation in a manner mutually agreeable to the Virtus Group and BNYM, BNYM will engage in commercially reasonable measures as BNYM, in its sole discretion, determines to be appropriate under the circumstances given its firm commitments to other clients and resource availability in the labor markets to open requisitions for additional personnel in response to the request and to fill the open requisitions resulting from such request; provided, however, BNYM shall not be required to utilize persons employed or subcontracted by BNYM at the time of the request and who are not already working on Technology Services to provide the Technology Services for the additional requested hours. Additional Technology Services will be payable by the Virtus Group at the Customization Rate set forth in the Fee Agreement.

(c)	Section 3(h) is deleted in its entirety and replaced with the following:

(h)       Service Level Agreement. The service levels agreed upon by the Company and BNYM with respect to BNYM’s performance under Section 3(a) of this Agreement (“Services”) shall be set forth in a separate Service Level Agreement (“SLA Agreement”). The parties agree that the terms of the SLA may be amended from time to time by mutual written agreement. The terms of the SLA Agreement, as amended from time to time, shall apply as if fully set forth herein.

Execution Copy

(d)	Section 4(a) is deleted in its entirety and replaced with the following:

(a)       Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement as authorized by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party. In complying with the first sentence of this subsection (a), each party shall use at least the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care. For the avoidance of doubt, the parties agree that neither party shall be required to take commercially unreasonable measures to comply with this Section 4(a).

(e)	Section 5 is deleted in its entirety, and replaced in its entirety with the following:

5.       Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Fund obtained under this Agreement, except disclosures appropriate to carrying out the activities contemplated by this Agreement or as otherwise permitted by law or regulation. BNYM agrees to implement and maintain appropriate security measures to protect "personal information", as that term is defined in 201 CMR 17.00: Standards For The Protection Of Personal Information Of Residents Of The Commonwealth ("Massachusetts Privacy Regulation"), consistent with the Massachusetts Privacy Regulation and any applicable federal regulations. BNYM will implement and maintain a comprehensive information security program with written policies and procedures reasonably designed to protect the confidentiality and integrity of the non-public personal information of the Fund's current and former shareholders. The information security program will contain administrative, technical and physical safeguards reasonably designed to: (i) protect the security and confidentiality of such information; (ii) protect against any anticipated threats or hazards to the security or integrity of such information; (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to individuals, and (iv) provide for appropriate disposal of such information. The electronic delivery or transmission by BNYM to the Company or the Fund of any reports containing the non-public personal information of investors in the Fund shall be made only in accordance with BNYM's information security program. BNYM agrees to provide Company with an opportunity to review BNYM’s information security program, and BNYM further agrees to act in good faith to address any issues that Company may have regarding BNYM’s information security program. To the extent that BNYM delegates any duties or responsibilities under this Agreement, and pursuant to such delegation BNYM discloses the non-public personal information of investors in the Fund to such delegee, BNYM shall ensure that such delegee is contractually bound to confidentiality and security terms consistent with and no less stringent than the terms of this Section 5. The provisions of this Section 5 shall survive termination of this Agreement.

BNYM shall notify the Fund of any unauthorized access to or use of or loss or theft of unencrypted Personal Information from BNYM's computer systems, from persons or property under BNYM's control, or due to any act or failure to act of BNYM, which in all such cases causes, is reasonably believed to have caused or is reasonably believed to pose a material risk of harm to an affected individual, including identity theft and fraud, or would require notification to affected individuals under applicable law or regulatory guideline ("Security Incident") as promptly as practicable after BNYM has determined after a reasonable investigation that a Security Incident has occurred and shall promptly take commercially reasonable measures (i) to prevent any further unauthorized access to or use of or loss or theft of unencrypted personal information due to the Security Incident, and (ii) to prevent a recurrence of the events or circumstances underlying the Security Incident.

Execution Copy

(f)	The words "bad faith" in the last sentence of Section 8 are deleted and replaced with “lack of good faith.”

(g)	Section 11(a) is deleted in its entirety, and replaced with the following:

(a)       Subject to the terms of this Section 11 and Section 12, BNYM shall be liable hereunder to the Company and the Investment Companies considered as a whole ("Company Group") (or any person or entity claiming through the Company Group), and the Company Group shall be liable hereunder to BNYM (or any person or entity claiming through BNYM) for Loss the recovery of which is not otherwise excluded by another provision of this Agreement only to the extent the Loss is caused by such party’s intentional misconduct, reckless disregard, fraud or negligence in the performance of its duties under this Agreement ("Standard of Care"), only if the claiming party provides the other party with written notice of the Loss containing a reasonably detailed description of the amount of Loss, the conduct alleged to have caused the Loss and the provision of the Agreement with respect to which the failure to comply or breach is alleged. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been a failure of BNYM to meet its Standard of Care.

(h)	Section 11(f) is deleted in its entirety, and replaced with the following:

(f)       NOTWITHSTANDING ANY OTHER PROVISION OF THE AGREEMENT, EXCEPT SECTION 12, IN NO EVENT SHALL ANY PARTY HERETO, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR ANY OTHER DAMAGES WHICH ARE NOT DIRECT DAMAGES REGARDLESS OF WHETHER SUCH DAMAGES WERE OR SHOULD HAVE BEEN FORESEEABLE AND REGARDLESS OF WHETHER ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ALL AND EACH OF WHICH DAMAGES IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES. FOR PURPOSES OF CLARIFICATION: NO OTHER PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED TO CONDITION, LIMIT, MODIFY, NULLIFY OR OTHERWISE PREVAIL IN WHOLE OR IN PART OVER THIS SECTION 11(f) EXCEPT SECTION 12.

(i)	Section 11(g) is deleted in its entirety and replaced with the following:

(g)       No party may assert a claim or cause of action (or, if applicable, commence an arbitration or other alternate dispute resolution proceeding) relating to this Agreement against any other party hereto or any of its affiliates more than the period set forth below after the first event or occurrence comprising the conduct or alleged conduct upon which the cause of action is based:

(i)	Claims relating to provisions other than Section 5:	36 months
(ii)	Claims relating to Section 5:	36 months

Execution Copy

(j)	New Sections 11(k), (l), (m) and (n) are hereby added to the Current Agreement as follows:

(k)       If BNYM becomes aware of a matter that involves a check or draft drawn by a shareholder or a check or draft issued to a shareholder (or alternate payee) that is alleged to be fraudulently endorsed, with respect to which a signature guarantee, signature validation or other guarantee or certification is alleged to be fraudulently procured or tendered, or that involves any other matter relating to a payment instrument or system that may give rise to a claim under the Uniform Commercial Code as adopted by a particular State or Territory of the United States ("UCC") or under a signature guarantee or other program, such as the Securities Transfer Agents Medallion Program, based on whole or in part on provisions of the UCC ("UCC Program"), BNYM will take commercially reasonable measures to investigate the matter ("Check Matter") and if its fraud investigators reasonably determine at any time based solely on facts discovered during the investigation that a shareholder or the Fund may possess a valid claim under the UCC or otherwise to recover any amount from a bank or other financial institution expressly subject to the UCC, BNYM will when considered commercially reasonable under the UCC take measures to file a claim on behalf of a Fund for recovery of the relevant amount with the appropriate party ("Initial Claim"). BNYM will inform the Fund if the claim is denied in whole or in part, if any recovery is made or if BNYM gets no response to the claim, and in the event of any recovery will consult with the Fund with respect to the depositing of the recovered amount in a Service Account, the crediting of a shareholder account or any other appropriate conduct, and will provide reasonable cooperation at the Fund's cost and expense with any actions the Fund may subsequently elect to take to seek any further recovery. Absent conduct for which BNYM is liable under Section 11 in BNYM's processing of any underlying transaction, as between a Fund and BNYM, the Fund shall be solely responsible for any amounts not recovered or not capable of being recovered in a Check Matter, any market exposure (gain or loss) experienced by a shareholder or the Fund as a result of a Check Matter, any fraud or similar conduct not constituting a Check Matter or involving a forged or unauthorized drawer signature or altered instrument, and all costs and expenses of seeking any recovery in a Check Matter other than costs associated with filing any Initial Claim. This Section 11(k) sets forth the sole responsibility of BNYM with respect to the matters addressed herein.

(l)       BNYM shall be entitled to rely on, and engage in conduct based upon, its reasonable interpretation of "Legal Authority" (which is hereby defined to mean all laws and all regulations, rules, legal process and other acts and communications of an official nature of governmental, quasi-governmental bodies, regulatory and self-regulatory bodies) and “Legal Counsel” (which is hereby defined to mean the reasoned analysis, advice or opinion of a law firm with an office in Washington D.C. or New York, NY and a Securities Law department or practice group), including such reliance and conduct in circumstances when available Legal Authority is in conflict or does not provide unambiguous precedent or guidance. BNYM may rely and act in accordance with its reasonable interpretation of Legal Counsel notwithstanding the existence or availability of a differing legal analysis, advice or opinions or of different interpretations of the relevant Legal Authority. For the avoidance of doubt, such conduct is included within the conduct described in clause (b) of Section 12 and the rights described in Section 12 apply in the event the Fund requests that BNYM engage in conduct other than in accordance with BNYM's reasonable interpretation of Legal Authority or Legal Counsel and BNYM engages in such conduct.

(m)       In connection with any legal action by one party to this Agreement against another party to this Agreement where one party files papers initiating the legal action in a court of law or equity ("Litigation Dispute"), no party to this Agreement shall be liable to any other party to this Agreement for any costs or expenses of any nature related to legal counsel or legal representation, including without limitation costs and expenses associated with litigation, court costs, costs of arbitration, discovery, experts, settlement and investigation that arise in connection with a Litigation Dispute.  Each party shall bear its own such costs and expenses related to a Litigation Dispute.

Execution Copy

(n)       The following events shall be the responsibility of the Fund and shall be presumed not to constitute breach by BNYM of its Standard of Care provided BNYM reasonably complies with applicable written procedures:

(i)       The acceptance, processing, negotiation or crediting to an account of a fraudulent payment (such as a check, permissible cash equivalent, ACH transfer, wire transfer) for the purchase of Shares; or

(ii)       Multiple deposit, negotiation or other taking possession of the proceeds of a distribution, such as a deposit through a mobile checking application combined with the cashing of a payment instrument at a check cashing agency.

(k)	Section 11(k) in the Current Agreement is hereby relettered as Section 11(o).

(l)	Section 12 is hereby deleted in its entirety, and replaced in its entirety with the following:

12.       Indemnification. Except with respect to matters where BNYM has breached its Standard of Care, the Fund agrees to indemnify, defend and hold harmless BNYM and its affiliates, and to indemnify, defend and hold harmless the Custodian and its affiliates in connection with services it provides pursuant to Section 3(a)(12), and the respective directors, trustees, officers, agents and employees of each, from any and all Losses and all attorneys’ fees, court costs, travel costs and other reasonable out-of-pocket costs and expenses related to the investigation, discovery, litigation, settlement, mediation or alternative dispute resolution of any Claim arising directly or indirectly from: (a) conduct of the Company or a Fund in connection with activities contemplated by this Agreement, or the conduct of a Company or Fund contractor, subcontractor or prior service provider in connection with providing services to the Company or a Fund; (b) conduct of BNYM as agent of the Company or a Fund not constituting a breach of its Standard of Care; (c) conduct of BNYM pursuant to a Fund Communication or in reliance on written legal analysis or advice, provided BNYM's performance of the conduct shall remain subject to the Standard of Care; (d) a course of conduct taken by BNYM pursuant to Section 10(i) due to a Response Failure; and (e) a Fund Error. Except with respect to matters where BNYM has breached its Standard of Care, BNYM shall have no liability to the Company or any person claiming through the Company for any Loss caused in whole or in part by any conduct described in the preceding sentence. This Section 12 shall survive termination of this Agreement.

(m)	The Current Agreement is hereby amended by deleting Section 13(b) and replacing it in its entirety with the following:

(b)        This Agreement shall automatically renew on the final day of the Initial Term for an additional term which will continue until September 18, 2022, and thereafter the Agreement shall automatically renew on each anniversary of September 18, 2022 for a one year period (each of the automatic renewal terms being a "Renewal Term"), unless the Company, the Fund or BNYM gives written notice to each other party of its intent not to renew and such notice is received by each other party not less than sixty (60) days prior to the expiration of the then-current Renewal Term (a "Non- Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM (Eastern Time) on the last day of the Renewal Term. A Non-Renewal Notice from the Company shall constitute notice of termination of the Agreement in its entirety for the Company and all Funds and a Non-Renewal Notice from a Fund shall constitute a notice of termination of the Agreement solely with respect to the Fund providing the Non-Renewal Notice.

Execution Copy

(n)	Section 20(a) is hereby deleted in its entirety, and replaced in its entirety with the following:

(a)      Entire Agreement.  This Agreement, including other agreements or documents specifically referenced herein, embodies the final, complete, exclusive and fully integrated record of the agreement of the parties on the subject matter herein and supersedes all prior agreements and understandings relating to such subject matter, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(o)	Schedule A is hereby deleted in its entirety, and replaced with the Schedule A attached hereto.

2.           Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.           Governing Law. The governing law of the Current Agreement shall be the governing law of this Amendment.

4.           Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

5.           Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Virtus Alternative Solutions Trust
Virtus Asset Trust
By:	/s/ Armando Fernandez	Virtus Equity Trust
Virtus Insight Trust
Name:	Armando Fernandez	Virtus Opportunities Trust
Virtus Retirement Trust
Title:	Vice President	On behalf of each Fund in its individual and
separate capacity, and not on behalf of any
other Fund

		By:	/s/ Heidi Griswold

Virtus Fund Services, LLC		Name:	Heidi Griswold

By:	/s/ Heidi Griswold	Title:	VP, Mutual Fund Services

Name:	Heidi Griswold

Title:	VP, Mutual Fund Services

Execution Copy

SCHEDULE A

Definitions

As used in this Agreement:

"1933 Act" means the Securities Act of 1933, as amended.

"1934 Act" means the Securities Exchange Act of 1934, as amended.

"1940 Act" means Investment Company Act of 1940, as amended.

"Affiliate" means an entity controlled by, controlling or under common control with the subject entity, with “control” for this purpose defined to mean direct or beneficial ownership of 50% or more of the equity interests of an entity and possession of the power to elect 50% or more of the entity's directors, trustees or similar persons performing policy-making functions.

"Authorized Person" means Company Authorized Persons and Fund Authorized Persons considered collectively or individually. Any limitation on the authority of an Authorized Person to give Instructions must be expressly set forth in a written document signed by BNYM and the party imposing the restriction.

"BNY Mellon Bank" means The Bank of New York Mellon, a New York chartered commercial bank and affiliate of BNYM, and its lawful successors and assigns.

"Claim" means any claim, demand, suit, action, obligation, liability, suit, controversy, breach, proceeding or allegation of any nature, including any threat of any of the foregoing (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory or forum.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Authorized Person" means any officer of the Company and any other person duly authorized by the Company in a manner reasonably satisfactory to BNYM to give Instructions on behalf of the Company.

"conduct" or "course of conduct" means a single act, two or more acts, a single instance of an action not being taken or of forbearance given, two or more instances of an action not being taken or of forbearance given, or any combination of the foregoing.

"FinCEN" means the Financial Crimes Enforcement Network of the U.S. Department of the Treasury.

"Fund Authorized Person" means any officer of a Fund and any other person duly authorized by the Fund in a manner reasonably satisfactory to BNYM to give Instructions on behalf of the Fund.

"Fund Error" means the Fund or a third party acting on behalf of the Fund or conveying Fund data or information committing an error, furnishing inaccurate, incorrect or incomplete data or information to BNYM or PFPC Trust or by other act or omission requiring Remediation.

"Fund Shares" (see "Shares")

"Instructions" means Oral Instructions and Written Instructions considered collectively or individually.

"Intellectual Property Rights" means copyright, patent, trade secret, trademark and any other proprietary or intellectual property rights.

Execution Copy

"Investment Company" means an entity registered with the SEC under the 1940 Act as an open end investment company.

"Loss" and "Losses" means any one, or any series of related, losses, costs, damages, expenses, awards, judgments, assessments, fines, penalties, payments, reimbursements, adverse consequences, liabilities or obligations of any nature, including without limitation any of the foregoing arising out of any Claim and all costs of litigation or threatened litigation such as but not limited to court costs, costs of counsel, discovery, experts, settlement and investigation.

"Loss Date" means the date of occurrence of the event or circumstance causing a particular Loss, or the date of occurrence of the first event or circumstance in a series of events or circumstances causing a particular Loss.

"Oral Instructions" means oral instructions received by BNYM from an Authorized Person or from a person reasonably believed by BNYM to be an Authorized Person. BNYM may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

"PFPC Trust" means PFPC Trust Company, an affiliate of BNYM, and its lawful successors and assigns.

"Portfolio" means each separate subdivision of the Investment Company, whether characterized or structured as a portfolio, class, tier, series or otherwise.

"Remediation Services" means the additional services required to be provided hereunder by BNYM or PFPC Trust in connection with a Fund Error in order to correct, remediate, adjust, reprocess, repeat, reverse or otherwise modify conduct previously taken in accordance with the Agreement to achieve the outcome originally intended by the previous conduct.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Laws" means the 1933 Act, the 1934 Act and the 1940 Act.

"Service Effective Date" means the date, following the completion of all implementation services, in the event the Fund is a new start-up Fund, or following the completion of all conversion services, in the event BNYM will be providing services to the Fund as a successor to a prior service provider, that the first live transaction is processed by the BNYM System for the Fund on a production basis.

"Shareholder Materials" means the Fund's prospectus, statement of additional information and any other materials relating to the Fund provided to Fund shareholders by the Fund.

"Shares" or "Fund Shares" means the shares or other units of beneficial interest of each Fund.

"Written Instructions" means (1) written instructions (i) which are signed by a Company Authorized Person (or a person reasonably believed by BNYM to be an Company Authorized Person), and if the written instructions apply to a specific Fund, written instructions signed by a Fund Authorized Person of the relevant Fund (or a person reasonably believed by BNYM to be such a Fund Authorized Person), (ii) which are agreed to in writing by BNYM on the instrument containing the written instructions, (iii) which are addressed to and received by BNYM, and (iv) which are delivered by (A) hand (personally delivery by the Authorized Person), (B) private messenger, U.S. Postal Service or overnight national courier which provides confirmation of receipt with respect to the particular delivery, or (C) facsimile sending device which provides automatic confirmation of the standard details of receipt, or (2) trade instructions transmitted to and received by BNYM by means of an electronic transaction reporting system which requires use of a password or other authorized identifier in order to gain access.

Execution Copy

INDEX OF DEFINED TERMS

(excludes terms defined in Schedule D solely for Schedule D)

Term	Location
1933 Act	Schedule A
1934 Act	Schedule A
1940 Act	Schedule A
314(a) Procedures	§ 3(b)(4)
403(b) Accounts	§ 3(a)(12)(E)
Account	Schedule C, § (b)(i)(G)
Account Documentation	§ 3(a)(12)(C)(iii)
Affiliate	Schedule A
Agreement	Preamble
AML	§ 3(b)(l)
AML Services	§ 3(b)
Applicable Laws	§ 20(k)
Appropriate List Matching Data	§ 3(b)(5)(C)
Audit Report	Schedule C, § (b)(iv)
Authorized Person	Schedule A
BNY Mellon Bank	Schedule A
BNYM	Preamble
BNYM System	§ 7
Bona Fide Reason	§ 10(c)
Breach Notice	§ 13(c)
Breach Termination Notice	§ 13(c)
Change in Control	§ 13(d)(iv)
Check Matter	§ 11(k)
CIP Regulations	§ 3(b)(3)(A)
Claim	Schedule A
Code	Schedule A
Company	Preamble
conduct	Schedule A
Confidential Information	§ 4(b)
Company Authorized Person	Schedule A
Company Group	§ 11(a)
Comparison Results	§ 3(b)(4)
Controls	Schedule C, § (b)(i)
Conversion Actions	§ 13(e)
Conversion Expenses	§ 13(e)
course of conduct	Schedule A
Covered Account	Schedule C, § (b)(i)(F)
Covered Person	Schedule C, § (b)(i)(D)
Custodian	§ 3(a)(12)(C)
Customer	§ 3(b)(3)(A)(i)
Custodied Account	§ 3(a)(12)(C)
Data Elements	§ 3(b)(3)(A)(i)
Day 2 Services	§ 3(l)
Defaulting Party	§ 13(c)
Direct Account	Schedule C, § (b)(i)(E)
Director	§ 3(b)(5)(A)(iii)
Dissolution Event	§ 9(g)
Early Termination	§ 13(d)
Early Termination Fee	§ 13(d)(ii)(A)

Execution Copy

Early Termination Fee Multiple	§ 13(d)(ii)(A)
Effective Date	Preamble
Eligible Assets	§ 3(a)(12)(A)(i)
Event Beyond Reasonable Control	§ 11(d)
Exception Research	§ 14(b)(i)
Exception Services	§ 14(b)
Excess SDFS Amount	§ 9(b)(ii)(B)
External Research	§ 10(d)(i)
Fee Agreement	§ 9(a)
Fees	§ 9(a)
FFI Regulations	§ 3(b)(2)(A)
Final Distribution	§ 9(h)
Final Expenses	§ 9(h)
FinCEN	Schedule A
Foreign Financial Institution	§ 3(b)(2)(A)(i)
Form	§ 10(b)
Fund	Background
Fund Applicable Laws	§ 3(b)(11)
Fund Authorized Person	Schedule A
Fund Communication	§ 10(g)
Fund Custodian	§ 3(a)(1)(xiii)
Fund Data	§ 3(b)(5)(A)
Fund Error	Schedule A
Fund Registry	Schedule C, § (b)(i)(C)
Fund Shares	Schedule A
Identity Theft	Schedule C, § (b)(i)(B)
Industry Standard	§ 14(a)
Information Requests	§ 3(b)(4)
Initial Claim	§ 11(k)
Initial Term	§ 13(a)
Instructions	Schedule A
Intellectual Property Rights	Schedule A
Internal Research	§ 10(d)(i)
Investment Company	Preamble
Legal Authority	§ 11(l)
Legal Counsel	§ 11(l)
Legal Process	§ 3(b)(6)
Litigation Dispute	§ 11(m)
Loss, Losses	Schedule A
Loss Date	Schedule A
Lost Shareholder Rule	§ 3(a)(11)(A)
Massachusetts Privacy Regulation	§ 5
Material Event	§ 3(a)(12)(C)(i)
NCCT List	§ 3(b)(5)(A)(ii)
Non-Defaulting Party	§ 13(c)
Non-Renewal Notice	§ 13(b)
Non-Standard Instruction	§ 10(c)
OFAC	§ 3(b)(5)(A)(i)
OFAC Lists	§ 3(b)(5)(A)(i)
Oral Instructions	Schedule A
Participants	§ 3(a)(12)(A)(ii)
PFPC Trust	Schedule A
PMLC Determination	§ 3(b)(5)(A)(iii)

Execution Copy

Portfolio	Schedule A
Possible Identity Theft	Schedule C, § (b)(iii)
Prior Provider De-Conversion Expenses	§ 13(d)(ii)(B)
Red Flag	Schedule C, § (b)(i)(A)
Red Flags Requirements	Schedule C, § (c)
Red Flags Section	Schedule C, § (a)
Red Flags Services	Schedule C, § (b)
Registered Owner	Schedule C, § (b)(i)(C)
Reimbursable Expenses	§ 9(a)
Related Materials	§ 3(a)(12)(C)(iv)
Related Parties	§ 3(a)(12)(C)(iii)
Remediation Services	Schedule A
Removed Assets	§ 13(d)(vi)
Renewal Term	§ 13(b)
Research	§ 10(d)(i)
Response Failure	§ 10(i)
SAR	§ 3(b)(7)
SAR Confidential Information	§ 3(b)(7)
SDFS Accounts	§ 9(b)(ii)(A)
SEC	Schedule A
Securities Data	§ 11(i)
Securities Laws	Schedule A
Service Accounts	§ 9(b)
Service Effective Date	Schedule A
Service Indemnifications	§ 20(m)
Service Levels	§ 3 (h)(a)
Services	§ 3(h)(a)
Shareholder Materials	Schedule A
Shares	Schedule A
SLA Failure	§ 3(h)(b)(1)
Standard Instructions	§ 10(b)
Standard of Care	§ 11(a)
Tax Favored Account	§ 3(a)(12)(A)(iii)
Technology Allocations	§ (3)(f)(2)
Technology Hours	§ (3)(f)(1)(ii)
Technology Resources	§ (3)(f)(1)(iii)
Technology Services	§ (3)(f)(1)(i)
Third Party Institution	§ 9(b)
UCC	§ 11(k)
UCC Program	§ 11(k)
U.S. Government Lists	§ 3(b)(5)(A)
UCITA	§ 20(f)
Virtus Group	§ (3)(f)(1)
Written Instructions	Schedule A
Written Procedures	§ 14(a)

[End of Schedule A]

Page 12